Exhibit 99.1

News Release

IQVIA Announces Pricing of Offering of Senior Notes

June 10, 2020

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV) today announced that its wholly owned subsidiary, IQVIA Inc. (the “Issuer”), priced an offering of €711,000,000 in aggregate principal amount of senior notes due 2028 (the “Notes”). The proceeds from the Notes offering will be used to redeem all of the Issuer’s outstanding 3.500% senior notes due 2024, including the payment of premiums in respect thereof, to repay a portion of the existing borrowings under the Issuer’s revolving credit facility and to pay fees and expenses related to the Notes offering.

The Notes will bear interest at a rate of 2.875% per annum and will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020. The Notes will mature on June 15, 2028, unless earlier repurchased or redeemed in accordance with their terms. The issuance of the Notes is expected to occur on or about June 24, 2020, subject to the satisfaction of customary closing conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the failure to consummate the Notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. Any offer of the Notes will be made only by means of a private offering memorandum.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 67,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures.

Contacts

IQVIA Holdings Inc.

Investor Relations:

Andrew Markwick, 973-257-7144

andrew.markwick@iqvia.com

or

Media Relations:

Tor Constantino, 484-567-6732

tor.constantino@iqvia.com